UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

VOCERA COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 16, 2013

Dear Stockholders:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Vocera Communications, Inc. to be held at our offices located at 525 Race Street, San Jose, CA 95126 on Wednesday, May 29, 2013 at 9:00am (Pacific Time).

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to our stockholders over the Internet. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. On or about April 16, 2013, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2013 Annual Meeting of Stockholders and 2013 annual report to stockholders. The Notice also provides instructions on how to vote by telephone or through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.

The matters to be acted upon are described in the accompanying notice of annual meeting and proxy statement.

Whether or not you plan to attend the meeting, please vote on the Internet or by telephone or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.

Sincerely,

Robert J. Zollars
Chairman and Chief Executive Officer

VOCERA COMMUNICATIONS, INC.

525 Race Street

San Jose, CA 95126

________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

________________

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders of Vocera Communications, Inc. will be held at our offices located at 525 Race Street, San Jose, CA 95126 on Wednesday, May 29, 2013, at 9:00am (Pacific Time).

We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1. To elect three Class I directors of Vocera Communications, Inc. each to serve until the third annual meeting of stockholders following this meeting and until his successor has been elected and qualified or until his earlier resignation or removal.

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 9, 2013, are entitled to notice of, and to vote at, the meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our headquarters.

Your vote as a Vocera Communications, Inc. stockholder is very important. Each share of stock that you own represents one vote. For questions regarding your stock ownership, you may contact Loretta Miller at (408) 882-5996 or lmiller@vocera.com or, if you are a registered holder, our transfer agent, Computershare Trust Company, N.A., by email through their website at www.computershare.com/contactus or by phone at (800) 962-4284.

By Order of the Board of Directors,

Robert J. Zollars
Chairman and Chief Executive Officer

San Jose, California

April 16, 2013

Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote by telephone or through the Internet or request, sign and return your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Information About the Meeting” beginning on page 1 of the proxy statement and the instructions on the enclosed Notice of Internet Availability of Proxy Materials.

VOCERA COMMUNICATIONS, INC.

PROXY STATEMENT FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

TABLE OF CONTENTS

GENERAL PROXY INFORMATION	1
Information About Solicitation and Voting	1
Internet Availability of Proxy Materials	1
General Information About the Meeting	1
CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE	4
Corporate Governance Guidelines	4
Board Leadership Structure and Risk Oversight	4
Director Independence	4
Committees of Our Board of Directors	5
Codes of Business Conduct and Ethics and other Corporate Policies	6
Compensation Committee Interlocks and Insider Participation	6
Board and Committee Meetings and Attendance	6
Board Attendance at Annual Stockholders’ Meeting	7
Presiding Director of Independent Director Meetings	7
Communication with Directors	7
NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS	8
Nomination to the Board of Directors	8
Director Qualifications	8
PROPOSAL NO. 1 ELECTION OF CLASS I DIRECTORS	9
Nominees to the Board of Directors	9
Continuing Directors	10
Director Compensation	13
PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	15
Principal Accountant Fees and Services	15
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm	16
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	17
OUR EXECUTIVE OFFICERS	20
EXECUTIVE COMPENSATION	22
Executive Compensation Tables	22
Employment, Severance and Change of Control Agreements	25
EQUITY COMPENSATION PLAN INFORMATION	26
TRANSACTIONS WITH RELATED PARTIES, FOUNDERS AND CONTROL PERSONS	27
Review, Approval or Ratification of Transactions with Related Parties	27
REPORT OF THE AUDIT COMMITTEE	28
ADDITIONAL INFORMATION	29
Stockholder Proposals to be Presented at Next Annual Meeting	29
Section 16(a) Beneficial Ownership Reporting Compliance	29
Available Information	29
“Householding” — Stockholders Sharing the Same Last Name and Address	29
OTHER MATTERS	30

The information in the Report of the Audit Committee contained in this proxy statement shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference into such filings. In addition, this information shall not otherwise be deemed to be “soliciting material” or to be filed under those Acts.

Please note that information on Vocera's website is not incorporated by reference in this proxy statement.

VOCERA COMMUNICATIONS, INC.

525 Race Street

San Jose, CA 95126

________________

PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

________________

May 29, 2013

Information About Solicitation and Voting

The accompanying proxy is solicited on behalf of Vocera Communication, Inc.’s board of directors for use at Vocera’s 2013 Annual Meeting of Stockholders (the “meeting”) to be held on May 29, 2013, at 9:00am (Pacific Time), and any adjournment or postponement thereof.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about April 16, 2013, we expect to send to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also provides instructions on how to vote by telephone or through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail or an electronic copy of the proxy materials by email.

This process is designed to reduce our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

General Information About the Meeting

Purpose of the Meeting

At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, we will consider any other matters that are properly presented for a vote at the meeting. As of April 16, 2013, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly presented for a vote at the meeting, the persons named in the proxy, who are officers of the company, have the authority in their discretion to vote the shares represented by the proxy.

Record Date; Quorum

Only holders of record of common stock at the close of business on April 9, 2013, the record date, will be entitled to vote at the meeting. At the close of business on April 9, 2013, we had 24,494,213 shares of common stock outstanding and entitled to vote.

The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

Voting Rights; Required Vote

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on April 9, 2013, the record date. You may vote all shares owned by you as of April 9, 2013, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.

Stockholder of Record: Shares Registered in Your Name. If on April 9, 2013, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those

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shares. As a stockholder of record, you may vote at the meeting or vote by telephone or through the Internet, or if you request or receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If on April 9, 2013, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your broker on how to vote the shares held in your account, and your broker has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the brokerage firm, bank or other nominee that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from the firm that holds your shares giving you the right to vote the shares at the meeting.

Each director will be elected by a plurality of the votes cast, which means that the three individuals nominated for election to the Board of Directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one, two or all nominees or “WITHHOLD” your vote with respect to one, two or all nominees. You may not cumulate votes in the election of directors. Approval of Proposal 2 will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes “AGAINST” the proposal. Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the meeting.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting

The board of directors recommends that you vote FOR each of the Class I directors named in this proxy statement (Proposal 1) and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal 2).

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•	vote in person — we will provide a ballot to stockholders who attend the meeting and wish to vote in person;

•	vote via telephone or via the Internet — in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or

•	vote by mail — if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the proxy card and return it before the meeting in the envelope provided.

Votes submitted by telephone or through the Internet must be received by 11:59 p.m., Eastern Time, on May 28, 2013. Submitting your proxy, whether by telephone, through the Internet or by mail if you request or received a paper proxy card, will not affect your right to vote in person should you decide to attend the meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. You may either vote “FOR” all of the nominees to the board of directors, or you may withhold your vote from any nominee you specify. For Proposal 2, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.

If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote by telephone or through the Internet. If you do not vote and you hold your shares in street name, and your broker does

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not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting.

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card by telephone or through the Internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

The expenses of soliciting proxies will be paid by us. Following the original mailing of the soliciting materials, we and our agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. Following the original mailing of the soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies

A stockholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary (by any means, including facsimile) a written notice stating that the proxy is revoked;
•	signing and delivering a proxy bearing a later date;
•	voting again by telephone or through the Internet; or
•	attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Electronic Access to the Proxy Materials

The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the meeting through the Internet;
•	instruct us to mail paper copies of our future proxy materials to you; and
•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The preliminary voting results will be announced at the meeting and posted on our website at http://investors.vocera.com. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the meeting.

Annual Meeting Location

We will hold the meeting at our offices located at 525 Race Street, San Jose, CA 95126 on Wednesday, May 29, 2013, at 9:00am (Pacific Time).

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CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

We are strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, stock ownership guidelines and other policies for the governance of the company. Our Corporate Governance Guidelines are available without charge on the investor relations section of our website at www.vocera.com.

Stock Ownership Guidelines

Our board of directors has adopted stock ownership guidelines. With respect to non-executive directors, not later than five years from the later of (i) July 30, 2012 or (ii) the date that an individual is initially elected as a non-employee director, such individual should beneficially own a number of shares of our common stock and vested equity awards with a value of not less than five times the then annual cash retainer for general board service paid by us to such non-employee director. With respect to our Chief Executive Officer, not later than five years from the later of (i) July 30, 2012 or (ii) the date that the individual is hired or promoted to serve as our Chief Executive Officer, such individual should beneficially own a number of shares of our common stock and vested equity awards with a value of not less than six times the then annual base salary paid to such individual. We measure compliance with these stock ownership guidelines at the end of each fiscal year.

Board Leadership Structure and Risk Oversight

Our board of directors does not have a policy on whether the role of the chairman and chief executive officer should be separate and believes that it should maintain flexibility in determining a board leadership structure appropriate for the company from time to time.

Since June 2007, Robert J. Zollars has served as Chairman and Chief Executive Officer of our company, which the board of directors has believed to be in the best interest of our company and our stockholders in light of his knowledge of our company and industry. Because Mr. Zollars is our Chairman and Chief Executive Officer, our board of directors appointed Mr. Brian D. Ascher to serve as our lead independent director. As lead independent director, Mr. Ascher, among other responsibilities, attends most of the regularly scheduled meetings at which only our independent directors are present, serves as a liaison between the chairperson and the independent directors, and performs such additional duties as our board of directors may otherwise determine and delegate.

In February 2013, our board of directors determined to separate the roles of chairman and chief executive officer in connection with a management transition effective June 1, 2013, through which Mr. Zollars will serve as our Executive Chairman and Mr. Brent D. Lang will serve as our Chief Executive Officer. Our board of directors believes this change serves our company’s needs at this time by allowing our Chief Executive Officer to focus on our day-to-day business and setting the strategic direction for our company, and allowing our Executive Chairman to lead our board of directors in its fundamental role of providing independent advice to and oversight of management.

Our board of directors is primarily responsible for overseeing our risk management processes. Our board exercises its risk oversight function both directly and indirectly through its various committees. Our board, as a whole, determines the appropriate level of risk for our company, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks. Our audit committee, governance and nominating committee and compensation committee support our board in discharging its risk oversight duties and address risks inherent in their respective areas. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.

Director Independence

Our common stock is listed on the New York Stock Exchange. The listing rules of the New York Stock Exchange require that a majority of the members of our board of directors be independent. In April 2013, our board of directors confirmed that a majority of the members of our board of directors is independent and that each of our non-employee directors is independent. Our non-employee directors are Brian D. Ascher, John B. Grotting, Jeffrey H. Hillebrand, Howard E. Janzen, John N. McMullen, Hany M. Nada and Sharon L. O’Keefe. Based upon information requested from and provided by each director concerning his background, employment

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and affiliations, our board of directors determined that none of our non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the New York Stock Exchange and the Securities and Exchange Commission. In making this determination, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence. Our board also consults with our company's legal counsel to ensure that its determinations are consistent with all relevant laws, rules and regulations regarding the definition of “independent” director. The independence of our board committee members is discussed below.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a governance and nominating committee. The composition and responsibilities of each committee are described below. Copies of the charters for each committee are available without charge on the investor relations section of our website at www.vocera.com. Members serve on these committees until their resignations or until otherwise determined by the board of directors.

Audit committee. Our audit committee is comprised of John N. McMullen, who is the chair of the audit committee, Howard E. Janzen and Hany M. Nada, each of whom, our board of directors has determined, meets the requirements for independence under the current New York Stock Exchange and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Mr. McMullen is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K of the Securities Act.

All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm will be approved in advance by our audit committee. Our audit committee recommended, and our board of directors adopted, a charter for our audit committee. Our audit committee, among other things:

•	oversees the accounting and financial reporting processes of our company, the audits of our company’s financial statements by our company’s independent registered public accounting firm and our company’s internal audit function

•

monitors the periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our company’s independent registered public accounting firm and our company’s financial and senior management, and internal audit function

•	appoints our company’s independent registered public accounting firm, determines and approves the fees paid to our independent accounting firm and reviews and evaluates the qualifications, independence and performance of our independent accounting firm

•	reviews and evaluates the organization and performance of our company’s internal audit function

•	facilitates communications among our company’s independent registered public accounting firm, financial and senior management, and internal audit function, and our board of directors

•	assists our board of directors in oversight of our company’s compliance with legal and regulatory requirements

Compensation committee. Our compensation committee is comprised of Jeffrey H. Hillebrand, who is the chair of the compensation committee, and Brian D. Ascher and John B. Grotting. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the current New York Stock Exchange rules, a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, and an outside director within the meaning of Section 162(m) of the Internal Revenue Code. Our compensation committee recommended, and our board of directors adopted, an amended and restated charter for our compensation committee. Our compensation committee, among other things:

•	reviews and determines the compensation of our executive officers

•	administers our cash-based and equity-based compensation plans, policies and programs

•	reviews and makes recommendations to our board with respect to non-employee director compensation

•	reviews general plans, policies and programs relating to compensation and benefits of our employees

Our executive compensation program is administered by our compensation committee. In determining the compensation of each of our named executive officers, other than our Chief Executive Officer, our compensation committee considers the performance evaluations and compensation recommendations of our Chief Executive Officer. In the case of the Chief Executive Officer, our compensation committee evaluates his performance and independently determines whether to make any adjustments to his compensation.

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Our compensation committee retained an independent compensation consultant, Compensia, Inc., to assist in structuring our executive officer compensation for 2012. Compensia provided our compensation committee with market data and analyses from a peer group of similarly-sized technology companies with similar business and financial characteristics. Compensia also provided the compensation committee with data and analyses related to competitive executive severance and change of control practices, director compensation and competitive equity compensation practices. Other than the services described above, Compensia has not provided our company or our compensation committee with any other services. No work performed by Compensia during fiscal year 2012 raised a conflict of interest.

The compensation committee has delegated in accordance with applicable law, rules and regulations, and our certificate of incorporation and bylaws, authority to an equity awards committee comprised of certain executive officers of our company the authority to make certain types of equity awards to any employee who is not an executive officer or director under our company’s 2012 Equity Incentive Plan pursuant to the terms of such plan and the equity award guidelines approved by our compensation committee.

Governance and nominating committee. The governance and nominating committee is comprised of John B. Grotting, who is the chair of the governance and nominating committee, and Sharon L. O’Keefe. Our board of directors has determined that each member of our governance and nominating committee meets the requirements for independence under the current New York Stock Exchange rules and regulations. The governance and nominating committee recommended, and our board of directors adopted, an amended and restated charter for our governance and nominating committee. Our governance and nominating committee, among other things:

•	identifies, evaluates and recommends nominees to our board of directors and its committees

•	conducts searches for directors who have qualifications advisable for our company

•	oversees the evaluation of the performance of our board of directors and its committees

•	considers and makes recommendations to the board of directors regarding the composition of the board and its committees

•	reviews our corporate policies and proposed waivers of the policies

•	reviews developments in corporate governance practices

•	evaluates the adequacy of our corporate governance practices

•	oversees continuing education for our directors

•	makes recommendations to our board of directors concerning corporate governance matters

Codes of Business Conduct and Ethics and other Corporate Policies

Our board of directors has adopted codes of business conduct and ethics that apply to all of our employees, officers and directors. We intend to disclose future amendments to certain provisions of our codes of business conduct and ethics, or waivers of these provisions, on our website and/or in public filings. Our employees, officers and directors are also subject to our Policy Prohibiting Insider Trading and our Related Person Transactions Policy. We provide training to our employees regarding our codes and various company policies, which all employees are required to complete. In addition, we have adopted a Whistleblower and Complaint Policy that is designed to provide a forum to which our employees, officers and directors may report violations or suspected violations of our company policies without fear of harassment, retaliation or adverse employment consequences. The full text of our policies is posted on the investor relations section of our website at www.vocera.com.

Compensation Committee Interlocks and Insider Participation

Since January 1, 2012, the following directors have been members of our compensation committee: Messrs. Ascher, Grotting and Hillebrand. None of them has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our board of directors or our compensation committee.

Board and Committee Meetings and Attendance

The board of directors and its committees meet throughout the year on a pre-determined schedule, and also hold special meetings and act by written consent from time to time. During 2012, the board of directors held 8 meetings, including telephonic meetings, the audit committee held 11 meetings, the compensation committee held 5 meetings and the governance and nominating committee did not hold any meetings as our board of directors oversaw the establishment of our company’s corporate governance practices in 2011 and 2012 in connection with our initial public offering. Our governance and nominating committee plans to meet on a quarterly basis in 2013 and going forward. None of the directors attended fewer than 75% of the aggregate of the total number of meetings held by the board

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of directors during his or her tenure and the total number of meetings held by all committees of the board of directors on which such director served during his or her tenure.

Typically, in conjunction with the regularly scheduled meetings of the board, the independent directors meet regularly in executive sessions outside the presence of management.

Board Attendance at Annual Stockholders’ Meeting

We encourage each member of our board of directors to attend our annual meetings of stockholders. We do not have a formal policy regarding attendance of annual meetings by the members of our board of directors. We may consider in the future whether our company should adopt a more formal policy regarding director attendance at our company’s annual meetings. We completed our initial public offering in April 2012 and did not have an annual meeting of our stockholders in 2012.

Presiding Director of Independent Director Meetings

The independent directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Our lead independent director is currently Mr. Ascher.

Communication with Directors

Stockholders and interested parties who wish to communicate with our board of directors, non-management member of our board of directors as a group, a committee of the board of directors or a specific member of our board of directors (including our chairman or lead independent director, if any) may do so by letters addressed to the attention of our Corporate Secretary.

All communications are reviewed by the Corporate Secretary and provided to the members of the board of directors consistent with a screening policy providing that unsolicited items, sales materials, and other routine items and items unrelated to the duties and responsibilities of the board of directors not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our board of directors.

The address for these communications is:

Corporate Secretary
Vocera Communications, Inc.
525 Race Street

San Jose, CA 95126

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NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the governance and nominating committee, our certificate of incorporation and bylaws, our Corporate Governance Guidelines, and the criteria adopted by our board of directors regarding director qualifications. In recommending candidates for nomination, the governance and nominating committee considers candidates recommended by directors, officers, employees, stockholders and outside consultants, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Stockholder Proposals to be Presented at Next Annual Meeting.”

Director Qualifications

With the goal of developing a diverse, experienced and highly-qualified board of directors, the governance and nominating committee is responsible for developing and recommending to the board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including the specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on our board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of our board of directors to possess.

Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of our board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NYSE listing requirements and the provisions of our certificate of incorporation, bylaws, Corporate Governance Guidelines, and charters of our board committees. In addition, neither our board of directors nor our governance and nominating committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, our governance and nominating committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other expertise, breadth of experience, soundness of judgment, diversity of viewpoints and experience and knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of our board of directors in the context of its existing composition. Through the nomination process, the governance and nominating committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the board of directors’ overall effectiveness. The brief biographical description of each director set forth in Proposal 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

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PROPOSAL NO. 1

ELECTION OF CLASS I DIRECTORS

PROPOSAL NO. 1 — ELECTION OF CLASS I DIRECTORS

Our board of directors is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors and director nominees in Class I will stand for election at this meeting. The terms of office of directors in Class II and Class III do not expire until the annual meetings of stockholders to be held in 2014 and 2015, respectively. Our governance and nominating committee nominated Mr. Hillebrand and Mr. Nada, our two incumbent Class I directors, and Mr. Lang, a new Class I director, for election as Class I directors at the 2013 annual meeting. At the recommendation of our governance and nominating committee, our board of directors proposes that each of the three Class I nominees be elected as a Class I director for a three-year term expiring at the 2016 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.

Shares represented by proxies will be voted “FOR” the election of each of the three Class I nominees, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holders, who are officers of our company, might determine. Each nominee has consented to being named in this proxy statement and to serve if elected. Proxies may not be voted for more than three directors. Stockholders may not cumulate votes in the election of directors.

Nominees to the Board of Directors

The nominees, and their ages, occupations and length of board service are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our board of directors at this time.

Name of Director/Nominee	Age	Principal Occupation	Director Since

Jeffrey H. Hillebrand (1)	59	Managing Director, JNH Consulting	February 2010
Hany M. Nada (2)	43	Managing Director, GGV Capital	May 2003
Brent D. Lang	45	Chief Operating Officer (Chief Executive Officer effective June 1, 2013)	New Nominee

(1)	Member of the compensation committee
(2)	Member of the audit committee

Jeffrey H. Hillebrand has served on our board of directors since February 2010. Mr. Hillebrand  worked at NorthShore University HealthSystem from 1979 to October 2012, including as chief operating officer from 1995 to 2012. Mr. Hillebrand is a fellow of the American College of Healthcare Executives, where he previously served as a regent. He has also served as a commissioner of the Certification Commission of Healthcare Information Technology. Currently, Mr Hillebrand serves on the board of directors of VHA, Provista, Sage Medical Products LLC and SilkRoad, Inc., and previously served as a board member of the National Association of Healthcare Information Technology and of Neoforma, Inc.. He is a member of the Madison Dearborn Healthcare RoundTable.  Mr. Hillebrand earned a B.A. degree from Dartmouth College and an M.H.S.A. degree in Health Services Administration from the University of Michigan. We believe Mr. Hillebrand should continue to serve as a member of our board of directors based on his extensive corporate experience with other healthcare technology companies.

Hany M. Nada has served on our board of directors since May 2003. Since 2000, Mr. Nada has served as managing director of GGV Capital (formerly Granite Global Ventures), a fund management company, which he co-founded. From 1991 to 2000, Mr. Nada was a managing director and a senior research analyst at Piper Jaffray & Co., an investment banking firm, specializing in software and e-Infrastructure. Since April 2005, Mr. Nada has served on the board of directors of publicly held Glu Mobile Inc., a mobile gaming

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company. Since June 2010, Mr. Nada has served on the board of directors and the compensation committee of the board of directors of publicly held Tudou Holdings Limited, an online video company in China. Mr. Nada earned a B.S. degree in Economics and a B.A. degree in political science from the University of Minnesota. We believe Mr. Nada should serve as a member of our board of directors based on his extensive experience in venture capital as well as his relationship with GGV Capital, one of our largest stockholders.

Brent D. Lang has served as our President and Chief Operating Officer since October 2007 and, effective June 1, 2013, will serve as our Chief Executive Officer. From February 2007 to October 2007, he served as our Executive Vice President, from January 2007 to June 2007, he served as our Acting Chief Executive Officer, and from June 2001 through January 2007, he served as our Vice President of Marketing and Business Development. From September 1995 to June 2001, Mr. Lang worked for 3Com Corporation, a networking company, where served in a variety of roles including senior director of marketing responsible for 3Com’s digital home products. From June 1991 to June 1993, Mr. Lang worked as a strategy consultant for Monitor Company, Inc., a consulting firm, advising Fortune 500 companies. Mr. Lang earned a B.S. degree in Industrial and Operations Engineering from the University of Michigan and an M.B.A. degree from the Stanford University Graduate School of Business. We believe Mr. Lang should serve as a member of our board of directors based on his position as the Company’s Chief Executive Officer, effective June 1, 2013, and his extensive corporate management experience at Vocera and other companies.

Continuing Directors

The directors who are serving for terms that end following the meeting, and their ages, occupations and length of board service are provided in the table below. Additional biographical descriptions of each such director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our board of directors at this time.

Name of Director	Age	Principal Occupation	Director Since

Class II Directors:
Brian D. Ascher* (1)	45	Partner, Venrock	May 2002
John B. Grotting (1)(2)	63	Operating Partner, Frazier Healthcare Ventures	February 2010
Howard E. Janzen (3)	59	President and Chief Executive Officer, CoolPlanet Energy Systems	May 2007
Class III Directors:
Robert J. Zollars	55	Chief Executive Officer, Director and Chairman of the Board	June 2007
John N. McMullen (3)	54	Senior Vice President and Treasurer, Hewlett-Packard Company	June 2011
Sharon L. O’Keefe (2)	60	President, University of Chicago Medical Center	March 2012

*	Lead Independent Director
(1)	Member of the compensation committee
(2)	Member of the governance and nominating committee
(3)	Member of the audit committee

Brian D. Ascher has served on our board of directors since May 2002. Mr. Ascher is a partner at Venrock, a venture capital fund management company, which he joined in 1998 as a Kauffman Fellow, after holding marketing and product marketing positions at Intuit, Inc., a financial software company. Mr. Ascher previously held positions at the Monitor Group, Inc. and Robertson, Stephens & Company. Mr. Ascher earned a B.A. degree in Biology, magna cum laude, from Princeton University and an M.B.A. degree from the Stanford University Graduate School of Business. We believe Mr. Ascher should serve as a member of our board of directors based on his experience on the boards of directors of numerous companies and based on his extensive corporate management experience.

John B. Grotting has served on our board of directors since February 2010. Since May 2010, Mr. Grotting has served as an operating partner for Frazier Healthcare Ventures, a provider of venture and growth equity capital to emerging biopharma, medical device and healthcare service companies. From January 2010 through April 2010, Mr. Grotting was an independent consultant. From 2006 to December 2009, Mr. Grotting served as chief executive officer of Ascent Healthcare Solutions, Inc. (now Stryker Corporation), a medical device reprocessor. From February 2004 to December 2006, he served as chairman and chief executive officer of Alliance

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Medical Corporation (now Stryker Corporation), a medical device reprocessor. From May 1999 to December 2002, Mr. Grotting served as chairman and chief executive officer of Bridge Medical, Inc., a medical software company. Mr. Grotting also served in senior executive positions at Minnesota based Allina Health System and Oregon based Legacy Health System. Since August 2010, he has served on the board of directors of Universal Hospital Services. Mr. Grotting earned a B.A. degree in Economics from St. Olaf College in Northfield, MN and a Master’s degree in Hospital and Healthcare Management from the University of Minnesota. We believe Mr. Grotting should serve as a member of our board of directors based on his management and corporate governance experience with other healthcare companies.

Howard E. Janzen has served on our board of directors since May 2007. Since October 2002, Mr. Janzen has served as the president and chief executive officer of Janzen Ventures, Inc., a private investment business. Since May 2012, Mr. Janzen has served as president and chief executive officer of CoolPlanet Energy Systems, a clean energy technology company. From March 2007 through April 2011, Mr. Janzen served as the chief executive officer of One Communications Corporation, a supplier of integrated advanced telecommunications solutions to business. From January 2004 to September 2005, Mr. Janzen served as president of Sprint Business Solutions, the business unit serving Sprint Corporation’s business customer base. From May 2003 to January 2004, he was president of Sprint Corporation’s Global Markets Group responsible for Sprint’s Long Distance business. From 1994 until October 2002, Mr. Janzen served as president and chief executive officer, and chairman of the board of directors from 2001, of Williams Communications Group, Inc., a network solutions provider. Mr. Janzen has served on the board of directors of Sonus Networks Inc. since January 2006, Global Telecom & Technology, Inc. since October 2006. Mr. Janzen also served on the board of directors of MacroSolve, Inc. from April 2006 to May 2012. Mr. Janzen earned his B.S. and M.S. degrees in Metallurgical Engineering from the Colorado School of Mines and completed the Harvard Business School PMD program. We believe Mr. Janzen should serve as a member of our board of directors based on his extensive business experience and his experience on the boards of directors of other technology and communication companies.

Robert J. Zollars has served as our Chairman of the Board and Chief Executive Officer and director since June 2007. From May 2006 to May 2007, he served as chief executive officer of Wound Care Solutions, Inc., an operator of outsourced chronic wound care centers. From June 1999 to March 2006, Mr. Zollars served as chief executive officer and chairman of the board of directors of Neoforma, Inc., a healthcare technology company. From January 1997 to June 1999, Mr. Zollars served as executive vice president and group president of Cardinal Health, Inc., a supplier of health care products and services, where he was responsible for five wholly-owned subsidiaries. From 1985 to 1997, Mr. Zollars served as a division president of four different operating units at Baxter International, Inc., a medical instrument and supply company. From 1979 to 1985, Mr. Zollars served as area vice president and in various other capacities at American Hospital Supply Corporation, a medical supply company, which was acquired by Baxter International in 1985. Since February 2005, Mr. Zollars has served on the board of directors of Diamond Foods, Inc., and as its chairman since February 2012. Since May 2004, he has also served on the board of directors of VWR International, LLC, a scientific equipment distributor. Mr. Zollars graduated magna cum laude with a B.S. degree in Marketing from Arizona State University and earned an M.B.A. degree in Finance from John F. Kennedy University. We believe Mr. Zollars should continue to serve as our Chairman and on our board of directors based on his previous experience on our board of directors and as our Chief Executive Officer, as well as his over thirty years of experience in the healthcare and technology industries.

John N. McMullen has served on our board of directors since June 2011. Since March 2007, Mr. McMullen has served as the senior vice president and treasurer of Hewlett-Packard Company, an electronics and information technology company. From May 2002 to March 2007, he served as vice president of finance for Hewlett-Packard’s Imaging and Printing Group. From June 1998 to May 2002, Mr. McMullen held a variety of executive positions with Compaq Computer Corporation, (now a division of Hewlett-Packard), including vice president of finance and strategy, vice president of finance (North America Sales and Services) and director of finance. Over a seventeen year period, Mr. McMullen held a variety of finance positions with Digital Equipment Corporation, a computer manufacturer. Mr. McMullen earned a B.A. degree in Finance from the University of Massachusetts. We believe Mr. McMullen should serve as a member of our board of directors based on his extensive corporate management experience.

Sharon L. O’Keefe has served on our board of directors since March 2012. Since February 2011, Ms. O’Keefe has served as President of the University of Chicago Medical Center. From April 2009 through February 2011, Ms. O’Keefe served as President of Loyola University Medical Center. Prior to her role at Loyola, she served from July 2002 to April 2009 as Chief Operating Officer for Barnes Jewish Hospital, a member hospital of BJC Healthcare, St. Louis. In addition, Ms. O’Keefe has served in a variety of senior management roles at Johns Hopkins Hospital, Montefiore Medical Center, University of Maryland Medical System and Beth Israel Deaconess Medical Center in Boston, a teaching affiliate of Harvard Medical School. She has also served as a healthcare consultant with Ernst & Young. In addition, Ms. O’Keefe has served on the National Institutes of Health Advisory Board for Clinical Research, the Finance Committee of the National Institutes of Health Advisory Board, the Board of Trustees of the Illinois Hospital Association, and an Examiner for the Malcolm Baldrige National Quality Award. Ms. O’Keefe holds an M.S. degree in nursing from Loyola

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University of Chicago and a B.S. degree in nursing from Northern Illinois University. We believe Ms. O’Keefe should serve as a member of our board of directors based on her extensive management experience in medical institutions and experience in the healthcare sector.

There are no familial relationships among our directors and officers.

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Director Compensation

We compensate our independent directors with a combination of cash and equity. The form and amount of compensation paid to our independent directors for serving on our board of directors and its committees is designed to be competitive in light of industry practices and the obligations imposed by such service. In order to align the long-term interests of our directors with those of our stockholders, a portion of the director compensation is provided in equity-based compensation. The value of total annualized compensation of our independent directors is targeted to be at approximately the median of a peer group of similarly-sized technology companies with similar business and financial characteristics. The director compensation practices of this peer group of companies was the benchmark used when considering the competitiveness of our independent director compensation in 2012. Our compensation committee’s independent compensation consultant, Compensia, Inc., collected and developed the competitive data and analyses for benchmarking independent director compensation.

Annual and Meeting Fees. Each director who is not affiliated with one of our principal stockholders receives an annual base cash retainer of $30,000 for such service, to be paid quarterly. Additionally, we compensate our board of directors for service on our committees and for service as our lead independent director as follows:

•	The chair of our audit committee receives an annual cash retainer of $15,000 for such service, paid quarterly, and each of the other members of the audit committee receives an annual cash retainer of $5,000, paid quarterly.
•	The chair of our compensation committee receives an annual cash retainer of $10,000 for such service, paid quarterly, and each of the other members of the compensation committee receives an annual cash retainer of $5,000, paid quarterly.
•	The chair of our governance and nominating committee receives an annual cash retainer of $7,500 for such service, paid quarterly, and the other member of the governance and nominating committee receives an annual cash retainer of $2,500, paid quarterly.
•	Our lead independent director receives an annual cash retainer of $10,000 for such service, paid quarterly.

Equity Awards.

In February 2012, our board of directors approved non-plan grants of 6,038 shares of restricted common stock to each of our non-employee directors who are not affiliated with one of our significant stockholders, which directors are Messrs. Grotting, Hillebrand, Janzen and McMullen. These grants had a fair market value of approximately $75,000 based on a price per share of our common stock of $12.42, the fair value of one share of our common stock on the grant date as determined by our board of directors. The restricted stock vests over two years beginning on the grant date with 50% of the shares vesting on the first anniversary of the grant date and the remaining 50% vesting on the second anniversary. The restricted stock automatically vests in full in the event of a change of control of our company.

On March 27, 2012, our board of directors approved an option to purchase 33,333 shares to Ms. O’Keefe in connection with her appointment as a director. The option exercise price per share is equal to the initial public offering price of $16.00 per share. The shares subject to the option will vest over three years in equal monthly installments. The option shares automatically vest in full upon a change of control of our company.

In July 2012, upon the recommendation of our compensation committee, our board of directors approved a guideline for consideration of an initial equity grant to non-employee directors joining our board with a fair market value of up to $200,000 on the date of grant and vesting over three years, and a subsequent annual equity grant to our non-employee directors with a fair market value of $75,000 on the date of grant and vesting fully on the twelve month anniversary from the date of grant. Both the initial and the subsequent annual grants would be of restricted stock units under our 2012 Equity Incentive Plan and provide for the restricted stock units to automatically vest in full in the event of a change of control of our company.

In April 2013, upon the recommendation of our compensation committee, our board of directors revised the guideline for the annual equity grants to non-employee directors to provide for an automatic grant to each non-employee director on June 3, 2013 of restricted stock units having a fair market value of $100,000 on the date of grant and an annual grant on June 1 of each year thereafter of restricted stock units having a fair market value of $75,000 on the date of grant. Each restricted stock unit will vest in full on June 1 of the next calendar year after the year of the award, subject to the director’s continuous service through such vesting date, and will automatically vest in full upon a change of control of our company.

The following table provides information for the fiscal year ended December 31, 2012 regarding all compensation awarded to, earned by or paid to each person who served as an independent director for some portion or all of 2012. Mr. Zollars, our current Chief Executive Officer, did not receive any compensation for his service as a director during the fiscal year ended December 31, 2012.

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Director Compensation – Fiscal 2012

	Fees Earned
	or Paid in	Option	Stock
	Cash	Awards	Awards	Total
Name	($)	($) (1)	($) (1)	($)
Brian D. Ascher	31,750	-	-	31,750
John B. Grotting	37,542	-	74,992	112,534
Jeffrey H. Hillebrand	36,500	-	74,992	111,492
Howard E. Janzen	31,500	-	74,992	106,492
John N. McMullen	41,500	-	74,992	116,492
Hany M. Nada	24,250	-	-	24,250
Sharon L. O’Keefe	28,375	237,611	-	265,986
Donald F. Wood*	2,977	-	-	2,977

____________

*	On May 7, 2012, Mr. Wood resigned from our board of directors

(1)	Amount shown in this column reflect the aggregate full grant date fair value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for awards granted during the fiscal year. For information on the valuation assumptions with respect to stock option grants, refer to Note 11 of our notes to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. There can be no assurance that this grant date fair value will ever be realized by the non-employee director. Our non-employee directors held the following number of stock options and restricted stock units as of December 31, 2012.

Name	Option Awards	Stock Awards
Brian D. Ascher	-	-
John B. Grotting	-	6,038
Jeffrey H. Hillebrand	-	6,038
Howard E. Janzen	-	6,038
John N. McMullen	-	6,038
Hany M. Nada	-	-
Sharon L. O’Keefe	33,333	-
Donald F. Wood	-	-

Other.     We reimburse all of our directors for travel, director continuing education programs and other business expenses incurred in connection with their services as a member of our company’s board of directors and its committees, and extend coverage to them under our company's travel accident and directors' and officers' indemnification insurance policies.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE THREE NOMINATED CLASS I DIRECTORS.

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PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected PricewaterhouseCoopers LLP as our principal independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2013. As a matter of good corporate governance, our audit committee has decided to submit its selection of the principal independent registered public accounting firm to our company’s stockholders for ratification.

Ratification by our stockholders of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by applicable law, our certificate of incorporation, our bylaws or otherwise. However, our board of directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. In the event that PricewaterhouseCoopers LLP is not ratified by our stockholders, our audit committee will reconsider whether to retain that firm. Even if the selection is ratified, our audit committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and stockholders.

PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2012. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting, in which case they will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees from its independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for our audit.

In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP provided various other services during fiscal 2012 and 2011. Our audit committee has determined that PricewaterhouseCoopers LLP’s provisioning of these services, which are described below, does not impair PricewaterhouseCoopers LLP’s independence from us. The aggregate fees billed for fiscal 2012 and 2011 for each of the following categories of services are as follows:

Fees Billed to Vocera	Fiscal Year 2012	Fiscal Year 2011
Audit fees (1)	$1,380,000	$1,494,500
Audit related fees (2)	-	-
Tax fees (3)	10,000	24,570
All other fees	-	-
Total fees	$1,390,000	$1,519,070

(1) “Audit fees” include fees for audit services primarily related to the audit of the our annual consolidated financial statements; the review of our quarterly consolidated financial statements; registration statements, comfort letters, consents, and assistance with and review of documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States). For the year ended December 31, 2012 the Company incurred fees of $713,000 in connection with its Initial Public Offering and Follow On Offering. For the year ended December 31, 2011 the Company incurred fees of $1,031,500 in connection with its Initial Public Offering.

(2) “Audit related fees” include fees billed for assurance and related services reasonably related to the performance of the audit or review of our fiscal 2012 and 2011 consolidated financial statements. No such services were provided by PricewaterhouseCoopers LLP in 2012 or 2011.

(3) “Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible services, including technical tax advice related to federal and state income tax matters; assistance with sales tax; and assistance with tax audits.

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Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our audit committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees described in the table above were approved by our audit committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2013, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors or director nominees;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

Percentage ownership of our common stock is based on 24,481,612 shares of our common stock outstanding on March 31, 2013. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2013 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Vocera Communications, Inc., 525 Race St., San Jose, California 95126.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage

5% or greater stockholders:
Venrock(1)	2,371,726	9.7%
Brown Capital Management (2)	2,976,969	12.2%
Gilder, Gagnon, Howe & Co. LLC (3)	1,228,382	5.0%
Times Square (4)	1,203,200	4.9%

Officers and directors:
Brian D. Ascher(5)	2,371,726	9.7%
Robert J. Zollars(6)§	1,093,523	4.3%
Hany M. Nada(7)	795,789	3.2%
William R. Zerella (8)§	218,717	*
Brent D. Lang(9)§	206,542	*
John B. Grotting	41,371	*
Howard E. Janzen	42,496	*
Jeffrey H. Hillebrand	41,371	*
John N. McMullen [10]	33,466	*
Sharon L. O'Keefe §	12,963	*

All officers and directors as a group (14 persons) [11]	5,161,928	19.7%

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*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
§	Shares shown for this individual represent shares subject to awards that are exercisable within 60 days of March 31, 2013.
(1)	Represents 1,897,384 shares held by Venrock Associates III, L.P., 426,909 shares held by Venrock Associates, 47,433 shares held by Venrock Entrepreneurs Fund III, L.P. Venrock Management III, LLC, a Delaware limited liability company, is the sole General Partner of Venrock Associates III, L.P. VEF Management III, LLC, a Delaware limited liability company, is the sole General Partner of Venrock Entrepreneurs Fund III, L.P. No individual person or entity has the unilateral ability to cause or block the voting or disposition of any Venrock-associated entity described in this footnote. Venrock Management III, LLC and VEF Management III, LLC expressly disclaim beneficial ownership over all shares held by Venrock Associates, Venrock Associates III, L.P. and Venrock Entrepreneurs Fund III, L.P., except to the extent of their indirect pecuniary interest therein. Mr. Ascher is a member of Venrock Management III, LLC and may be deemed to beneficially own all of the shares held by Venrock Associates III, L.P. Mr. Ascher disclaims beneficial ownership of these shares except to the extent of his indirect pecuniary interest therein. The address of Venrock is 3340 Hillview Avenue, Palo Alto, California 94304.
(2)	Based solely on the information set forth in a Schedule 13G Amendment filed with the SEC on April 5, 2013 by Brown Capital Management, LLC. Represents 2,976,969 shares beneficially owned by Brown Capital Management, LLC, over which it has sole voting power with respect to 1,793,928 shares and sole dispositive power with respect to 2,976,969 shares. Included in the shares beneficially owned by Brown Capital Management, LLC are 1,442,520 shares beneficially owned by The Brown Capital Management Small Company Fund, a registered investment company, which is managed by Brown Capital Management, LLC. The Brown Capital Management Small Company Fund has sole voting and dispositive power over the shares it beneficially owns. The address of Brown Capital Management, LLC is 1201 N. Calvert Street, Baltimore, MD 21202.
(3)	Based solely on the information set forth in a Schedule 13G Amendment filed with the SEC on January 10, 2013 by Gilder, Gagnon, Howe & Co. LLC. Represents 941,003 shares held in customer accounts over which partners and/or employees of Gilder, Gagnon, Howe & Co. LLC have discretionary authority to dispose of or direct the disposition of the shares, 265,503 shares held in accounts owned by the partners of the Gilder, Gagnon, Howe & Co. LLC and their families, and 21,876 shares held in the account of the profit-sharing plan of Gilder, Gagnon, Howe & Co. LLC. Gilder, Gagnon, Howe & Co. LLC has sole voting and dispositive control over the 21,876 shares held in the account of the profit-sharing plan. The address of Gilder, Gagnon, Howe & Co. LLC is 3 Columbus Circle, 26th Floor, New York, NY 10019.
(4)	Based solely on the information set forth in a Schedule 13G filed with the SEC on February 11, 2013, by TimesSquare Capital Management, LLC. Represents 1,203,200 shares held in customer accounts over which partners and/or employees of TimesSquare Capital Management, LLC have discretionary authority to dispose of or direct the disposition of the shares, TimesSquare Capital Management, LLC has sole voting and dispositive control over the 1,135,400 shares held in the account of the profit-sharing plan. The address of TimesSquare Capital Management, LLC is 1177 Avenue of the Americas, 39th Floor, New York, NY 10036.
(5)	Represents 2,371,726 shares held by entities affiliated with Venrock (see note 1). Mr. Ascher is a member of Venrock Management III, LLC and may be deemed to beneficially own all of the shares held by Venrock Associates III, L.P. Mr. Ascher disclaims beneficial ownership of these shares except to the extent of his indirect pecuniary interest therein. The address of Mr. Ascher is c/o Venrock, 3340 Hillview Avenue, Palo Alto, California 94304.
(6)	Represents 263,915 shares subject to awards held by Mr. Zollars and 828,873 shares subject to awards held by ZoCo L.P. that are exercisable within 60 days of March 31, 2013, and 735 shares held by ZoCo L.P. ZoCo L.P. is a family limited liability partnership pursuant to which Mr. Zollars and his wife are general partners and Mr. Zollars’ children are limited partners.

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(7)	Represents 766,225 shares held by Granite Global Ventures (Q.P.) L.P., 13,092 shares held by Granite Global Ventures L.P., 16,196 shares issuable upon exercise of a warrant held by Granite Global Ventures (Q.P.) L.P. and 276 shares issuable upon exercise of a warrant held by Granite Global Ventures L.P. Granite Global Ventures L.L.C. is the General Partner of Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock are members of the investment committee of Granite Global Ventures L.L.C. and share voting and dispositive power over all such shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. These individuals disclaim beneficial ownership of the shares beneficially owned by the above entities except to the extent of their pecuniary interests therein. The address of Granite Global Ventures L.L.C. is 2494 Sand Hill Road, Suite 100 Menlo Park, California 94025. Mr. Nada is a partner of GGV Capital (formerly Granite Global Ventures) and disclaims beneficial ownership of these shares except to the extent of his indirect pecuniary interest therein. The address of GGV Capital is 2494 Sand Hill Road, Suite 100 Menlo Park, California 94025.
(8)	Represents 12,467 shares held by the Zerella Family Trust, and 206,250 shares subject to awards held by Mr. Zerella that are exercisable within 60 days of March 31, 2013.
(9)	Represents 58,988 shares held by the Lang Van Schaack Family Revocable Trust, and 147,554 shares subject to awards held by Mr. Lang that are exercisable within 60 days of March 31, 2013.
(10)	Represents 6,038 shares held by Mr. McMullen and 27,428 shares subject to awards held by Mr. McMullen that are exercisable within 60 days of March 31, 2013.
(11)	Includes 1,744,541 shares subject to options that are exercisable within 60 days of March 31, 2013.

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OUR EXECUTIVE OFFICERS

The names of our executive officers, their ages as of March 31, 2013, and their positions are shown below.

Name	Age	Position
Robert J. Zollars*	55	Chief Executive Officer, Director and Chairman of the Board
William R. Zerella	56	Chief Financial Officer
Brent D. Lang*	45	President, Chief Operating Officer and Director Nominee
Robert N. Flury	62	Senior Vice President of Sales
Victoria A. Perkins	57	Senior Vice President of Services
Jay M. Spitzen, Ph.D., J.D.	63	General Counsel and Corporate Secretary
M. Bridget Duffy, M.D.	53	Chief Medical Officer

* Effective June 1, 2013, Mr. Lang will serve as our Chief Executive Officer and Mr. Zollars will serve as our Executive Chairman.

The Board chooses executive officers, who then serve at the Board’s discretion. There is no family relationship between any of our directors or executive officers.

For more information regarding Mr. Zollars and Mr. Lang, please refer to Proposal No. 1, “Election of Directors,” above.

William R. Zerella has served as our Chief Financial Officer since October 2011. From July 2006 to September 2011, he served as chief financial officer for Force10 Networks Inc., a networking company which was acquired by Dell Inc. in August 2011. From December 2004 to June 2006, Mr. Zerella served as chief financial officer at Infinera Corporation, a manufacturer of high-capacity optical transmission equipment for the service provider market. From 2001 to November 2004, Mr. Zerella served as chief financial officer at Calient Networks, Inc., a manufacturer of switches for directing signals in fiber-optic communications networks. Prior to Calient, Mr. Zerella held various other senior level financial and business management positions at companies including GTECH Corporation and Deloitte & Touche LLP. Mr. Zerella graduated magna cum laude with a B.S. degree in Accounting from the New York Institute of Technology and earned an M.B.A. degree from the Leonard N. Stern School of Business at New York University and is a Certified Public Accountant (inactive).

Robert N. Flury has served as our Senior Vice President of Sales since February 2012, and he served as our Vice President of Sales from August 2007 to February 2012. From May 2006 to August 2007, Mr. Flury served as president and chief operating officer of LifeNexus, Inc., a medical records company. From January 1999 to May 2006, Mr. Flury was vice president of strategic alliances for Neoforma, Inc., a healthcare technology company. From October 1997 to January 1999, he served as vice president of sales of the healthcare division of PeopleSoft, Inc., a management software company. In addition, Mr. Flury has previously served as vice president of sales for Software AG and Dun & Bradstreet Software Services, Inc. Mr. Flury earned both a B.S. degree in Accounting and an M.B.A. degree from Georgia State University and is a Certified Public Accountant (inactive).

Victoria A. Perkins has served as our Senior Vice President of Services since February 2012, and she served as our Vice President of Services from December 2005 to February 2012. From 2002 to 2005, Ms. Perkins acted as an independent consultant assisting venture-backed companies launch strategic services organizations. In 1996, Ms. Perkins joined Forte Software, Inc. as Director of Professional Services. She was promoted to Vice President of Professional Services in 1998 and continued in this role after Sun Microsystems, Inc. acquired Forte Software, Inc. in 1999. She left Sun Microsystems, Inc. in 2002. Ms. Perkins previously held senior management positions at Objectivity, Inc., Verity Software House, and Digital Equipment Corporation. Ms. Perkins earned a B.A. degree in Religious Studies from Brown University.

Dr. Jay M. Spitzen has served as our General Counsel since April 2011 and as our Corporate Secretary since June 2011. Dr. Spitzen has served as our counsel since our founding in February 2000. From 1994 to 2000, he was a partner at Gray Cary Ware & Freidenrich LLP (now DLA Piper LLP), a law firm. From September 1988 to 1994, Dr. Spitzen was an attorney with Ware & Freidenrich P.C., a law firm. From 1982 to 1985, he held positions as an engineering manager and vice president of planning for Convergent Technologies, Inc., a workstation company that he co-founded in 1979. From 1978 to 1979, Dr. Spitzen was a staff scientist with Xerox Corporation, a document management company. From September 1974 to March 1978, he worked as a software engineer with SRI International, Inc., an independent, nonprofit research institute. Dr. Spitzen earned an A.B. degree in Applied Mathematics from Harvard College, Ph.D. and S.M. degrees in Applied Mathematics from Harvard University, and a J.D. degree from Harvard Law School.

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M. Bridget Duffy, M.D. has served as our Chief Medical Officer since January 2013 and as the Chief Executive Officer of ExperiaHealth from November 2010 to December 2012. From July 2007 to June 2009, Dr. Duffy served as chief experience officer of the Cleveland Clinic, a non-profit academic medical center. Dr. Duffy earned her Doctor of Medicine in June 1991 from the University of Minnesota and currently holds a Physician and Surgeon license in both the states of Minnesota and California.

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EXECUTIVE COMPENSATION

Executive Compensation Tables

The following table provides information regarding all compensation awarded to, earned by or paid to our principal executive officer and the two other most highly compensated executive officers serving as such at December 31, 2012 for all services rendered in all capacities to us during 2012 and 2011. We refer to these three executive officers as our named executive officers.

Summary Compensation Table

						Non-equity
Name and principal				Option	Stock	incentive plan	All other
position	Year	Salary(1)		Awards (2)	Awards (3)	compensation(4)	compensation		Total

Robert J. Zollars	2012	$385,000	(5)	$866,708	$869,400	$590,652	$785	(6)	$2,712,545
Chief Executive Officer	2011	356,667		245,521	-	214,200	5,590		821,978

Brent D. Lang	2012	281,875	(7)	508,255	507,150	296,055	785	(8)	1,594,120
President & Chief	2011	256,667		150,227	-	121,550	5,148		533,592
Operating Officer

William R. Zerella**	2012	268,750	(9)	385,204	386,400	293,138	718	(10)	1,334,210
Chief Financial Officer	2011	65,000		990,600	-	30,388	1,571		1,087,559

**	Mr. Zerella joined our company in October 2011 as our Chief Financial Officer.
(1)	The amounts in this column include any salary contributed by the named executive officer to our 401(k) plan.
(2)	Amounts reported for fiscal year 2012 represent the grant date fair value of the stock options granted during 2012, computed in accordance with ASC Topic 718. The valuation assumptions used in calculating the fair value of the stock options are set forth in Note 11 of our “Notes to consolidated financial statements” included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(3)	Amounts reported for fiscal year 2012 represent the grant date fair value of the restricted stock units granted during 2012, computed in accordance with ASC Topic 718. The valuation assumptions used in calculating the fair value of the stock options are set forth in Note 11 of our “Notes to consolidated financial statements” included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(4)	The amounts reported in this column represent the named executive officer’s performance-based awards under our 2012 executive bonus plan. These amounts were earned in 2012 and were paid in 2013. For more information about the 2012 executive bonus plan compensation for our named executive officers, see “2012 Executive Bonus Plan” below.
(5)	In May 2012, Mr. Zollars’ annual base salary was increased from $360,000 to $400,000.
(6)	Represents $785 in life insurance premiums paid by us on behalf of Mr. Zollars.
(7)	In May 2012, Mr. Lang’s annual base salary was increased from $260,000 to $295,000.
(8)	Represents $785 in life insurance premiums paid by us on behalf of Mr. Lang.
(9)	In May 2012, Mr. Zerella’s annual base salary was increased from $260,000 to $274,000.
(10)	Represents $718 in life insurance premiums paid by us on behalf of Mr. Zerella.

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Equity-Based Compensation

Equity-based compensation provides employees a common interest with our stockholders to increase the value of our common stock. Equity awards are granted to employees, including our executive officers, in the form of stock options with an exercise price equal to the fair market value on the date of grant and restricted stock units. Stock options have value only if the stock price increases over time. In addition, equity grants, including restricted stock units, help retain key employees because they typically cannot be fully exercised or settled for a specified vesting period, and if not exercised or vested are forfeited if the employee leaves the employ of our company. We believe that the vesting provision also helps focus our employees on long-term performance. In May 2012, we granted options to purchase 81,000, 47,500 and 36,000 shares of our common stock to Messrs. Zollars, Lang and Zerella, respectively, each at an exercise price of $24.15 per share. Each of these stock options vests as to 1/4th of the shares of common stock underlying the options on the first anniversary of the vesting commencement date and as to 1/48th of the shares of common stock underlying the option each month thereafter. In addition, in May 2012, we also granted 36,000, 21,000 and 16,000 restricted stock units to Messrs. Zollars, Lang and Zerella, respectively. Each of these restricted stock units vests in three equal annual installments commencing on May 31, 2013.

2012 Executive Bonus Plan

The 2012 executive bonus plan was based on the attainment of two company-wide performance measures, revenue and adjusted EBITDA, with the target bonus attributable to revenues accounting for 50% of an executive’s target bonus and the target bonus attributable to adjusted EBITDA accounting for 50% of the executive’s target bonus. Each named executive officer had an overall bonus percentage expressed as a percentage of his salary. If both the metrics were achieved at the target level, the named executive officer would receive the target level of bonus. For a bonus to be paid in respect of either of the company-wide metrics, that metric had to be achieved at least at the 80% level, and achievement of between 80% and 100% would produce bonus payments of 20-100% of target. For performance on a company-wide metric above 100%, a maximum bonus percentage of 200% of target could be earned for achievement at the 120% level, and bonus payments from 100% to 200% of target could be earned for performance between 100% and 120% of the target metric. The target bonus percentages for each of our named executive officers were initially as follows: Mr. Zollars—70%; Mr. Lang—55%; and Mr. Zerella—55%. In May 2012, our compensation committee revised the target bonuses for each of our named executive officers to reflect dollar amounts as opposed to percentages. The revised target bonus amounts for each of our named executive officers were as follows: Mr. Zollars—$405,000; Mr. Lang—$203,000; and Mr. Zerella—$201,000.

In February 2013, based on our 2012 corporate performance, our compensation committee determined that we achieved the revenue target at approximately the 98% level and that we achieved the adjusted EBITDA target at approximately the 196% level. This resulted in bonus payments of approximately 46% of the target bonus as a result of the achievement of the revenue target and 100% of the target bonus as a result of the achievement of the adjusted EBITDA target, for an aggregate bonus payment of approximately 146% of each named executive officer’s target bonus.

Outstanding Equity Awards at December 31, 2012

The following table provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2012:

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	Stock Awards		Option Awards
			Number of securities underlying
			unexercised options (2)(3)
	Number of Shares	Market Value of
	or Units of Stock	Shares or Units of				Award	Award
	That Have Not	Stock That Have	Shares		Shares	exercise	expiration
Name	Vested(1)	Not Vested	Exercisable		Unexercisable	price(4)	date
Robert J. Zollars	-	-	680,136	(5)	-	$1.74	7/31/2017
	-	-	135,852	(5)(6)	-	$1.74	7/31/2017
	-	-	181,137	(5)(7)	-	$1.74	7/31/2017
	-	-	109,500	(8)	-	$5.04	5/5/2021
		-	11,813	(8)	69,187	$24.15	5/31/2022
	36,000	$903,600	-		-	$-	5/31/2022
Brent D. Lang	-	-	29,167	(8)	-	$1.08	7/28/2016
	-	-	21,460	(8)	-	$1.74	7/31/2017
	-	-	8,161	(9)	-	$1.74	7/31/2017
	-	-	10,881	(10)	-	$1.74	7/31/2017
	-	-	67,000	(8)	-	$5.04	5/5/2021
	-	-	6,927	(8)	40,573	$24.15	5/31/2022
	21,000	$527,100	-		-	$-	5/31/2022
William R. Zerella	-	-	200,000		-	$11.10	10/3/2021
	16,000	$401,600	5,250	(8)	30,750	$-	5/31/2022

(1)	Represents restricted stock units granted in May 2012 under our 2012 Equity Incentive Plan. Each restricted stock unit vests in three equal annual installments commencing on May 31, 2013.
(2)	All options granted to our named executive officers under the 2006 Stock Option Plan or the 2000 Stock Option Plan are immediately exercisable, regardless of vesting schedule.
(3)	Except as otherwise described in these footnotes, all options vest as to 1/4th of the shares of common stock underlying the options on the first anniversary of the vesting commencement date and as to 1/48th of the shares of common stock underlying the option each month thereafter. Any options exercised prior to their vesting date would be subject to our right of repurchase as specified in the 2006 Stock Option Plan or the 2000 Stock Option Plan.
(4)	Represents the fair market value of a share of our common stock, as determined by our board of directors, on the grant date.
(5)	Represents shares issuable upon the exercise of options grants originally held by Mr. Zollars but which were transferred without consideration to and are currently held by ZoCo LP. ZoCo LP is a family limited liability partnership of which Mr. Zollars and his wife are general partners and Mr. Zollars’ children are limited partners.
(6)	Option vested as to 135,852 of the shares of common stock underlying the option upon our achievement of four fiscal consecutive quarters of revenue that total $72 million.
(7)	Option vests as to 181,137 of the shares of common stock underlying the option upon either the sale of Vocera for an enterprise value of at least $400 million or Vocera’s initial public offering, following which offering Vocera’s market capitalization is at least $400 million for any 10 consecutive business day period.
(8)	Option vests as to 1/48 of the shares of common stock underlying the option on a monthly basis.
(9)	Option vested as to 8,161 of the shares of common stock underlying the option upon our achievement of four fiscal consecutive quarters of revenue that total $72 million.
(10)	Option vests as to 10,881 of the shares of common stock underlying the option upon either the sale of Vocera for an enterprise value of at least $400 million or Vocera’s initial public offering, following which offering Vocera’s market capitalization is at least $400 million for any 10 consecutive business day period.

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Employment, Severance and Change of Control Agreements

Robert J. Zollars. We entered into an offer letter agreement with Robert Zollars, our Chief Executive Officer, dated November 12, 2007, which supplemented an offer letter agreement with Mr. Zollars dated May 24, 2007. The offer letter agreements have no specific term and constitute at-will employment.

In addition, we have entered into a change of control severance agreement with Mr. Zollars, which was approved by our board of directors in July 2011. The agreement with Mr. Zollars provides that in the case of termination of employment without cause or resignation for good reason, Mr. Zollars is entitled to receive cash severance payments equal to one year of Mr. Zollars’ base salary plus the greater of Mr. Zollars’ target bonus for the year of termination or the amount of bonus paid to Mr. Zollars in the prior year, plus 12 months of acceleration of outstanding equity awards and 12 months of COBRA coverage. For either such termination occurring within two months prior to, or 12 months following, a change of control, Mr. Zollars will be entitled to receive under the agreement a cash severance payment equal to 150% of his annual salary plus 150% of the greater of Mr. Zollars’ target bonus for the year of severance or the amount of bonus paid to Mr. Zollars in the prior year, plus 100% acceleration of outstanding equity awards in addition to 18 months of COBRA coverage.

Brent D. Lang. We entered into an offer letter agreement with Brent D. Lang, our President and Chief Operating Officer, dated June 8, 2012, which superseded an offer letter agreement, dated November 12, 2007. The offer letter agreement has no specific term and constitutes at-will employment.

In addition, we have entered into a change of control severance agreement with Mr. Lang, which was approved by our board of directors in July 2011. The agreement with Mr. Lang provides that, in the event of Mr. Lang’s termination without cause, he will be entitled to receive cash severance payments equal to 75% of Mr. Lang’s annual base salary, plus 12 months of acceleration of outstanding equity awards and nine months of COBRA coverage. For a termination without cause or resignation for good reason occurring within two months prior to, or 12 months following, a change of control of Vocera, the agreement provides that Mr. Lang will be entitled to receive a cash severance payment equal to 100% of Mr. Lang’s annual base salary plus 100% of the greater of Mr. Lang’s target bonus for the year of termination or the amount of bonus paid to Mr. Lang in the prior year, plus acceleration of 100% of Mr. Lang’s outstanding equity awards in addition to 12 months of COBRA coverage.

William R. Zerella. We entered into an offer letter agreement with William Zerella, our Chief Financial Officer, dated September 19, 2011. The offer letter agreement has no specific term and constitutes at-will employment.

In addition, we have entered into a change of control severance agreement with Mr. Zerella, which was approved by our board of directors in October 2011. The agreement with Mr. Zerella provides that, in the event of Mr. Zerella’s termination without cause, he will be entitled to receive cash severance payments equal to 75% of Mr. Zerella’s annual base salary, plus 12 months of acceleration of outstanding equity awards and nine months of COBRA coverage. For a termination without cause or resignation for good reason occurring within two months prior to, or 12 months following, a change of control of Vocera, the agreement provides that Mr. Zerella will be entitled to receive a cash severance payment equal to 100% of Mr. Zerella’s annual base salary plus 100% of the greater of Mr. Zerella’s target bonus for the year of termination or the amount of bonus paid to Mr. Zerella in the prior year, plus acceleration of 100% of Mr. Zerella’s outstanding equity awards in addition to 12 months of COBRA coverage.

The severance payments under the change of control severance agreements with each of our executive officers are contingent upon such executive officer’s execution, delivery and non-revocation of a release and waiver of claims satisfactory to us within 45 days of such executive officer’s separation from service.

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EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2012 with respect to compensation plans under which shares of our common stock may be issued. The category “Equity compensation plans approved by security holders” in the table below consists of the 2000 Stock Option Plan, 2006 Stock Option Plan, 2012 Equity Incentive Plan and 2012 Employee Stock Purchase Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(#)		Weighted-average exercise price of outstanding options, warrants and rights($)		Number of securities remaining available for future issuance under equity compensation plans (#)

Equity compensation plans approved by security holders	3,640,103	(1)	7.51	(2)	86,668	(3)

Equity compensation plans not approved by security holders	-		-		-

Total	3,640,103		7.51		86,668

(1)	Excludes purchase rights accruing under our 2012 Employee Stock Purchase Plan.

(2)	The weighted average exercise price relates solely to outstanding stock option shares since shares subject to restricted stock units have no exercise price.

(3)	The number of shares reserved for issuance under our 2012 Equity Incentive Plan will increase automatically on January 1 by the number of shares equal to 5% of the total outstanding shares of our common stock as of the immediately preceding December 31st. Similarly, the number of shares reserved for issuance under our 2012 Employee Stock Purchase Plan will increase will increase automatically on January 1 by the number of shares equal to 1% of the total outstanding shares of our common stock as of the immediately preceding December 31st (rounded to the nearest whole share).

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TRANSACTIONS WITH RELATED PARTIES, FOUNDERS AND CONTROL PERSONS

In addition to the compensation arrangements, including director compensation, offer letters and severance and change of control agreements discussed in this proxy statement, the following is a description of each transaction since January 1, 2012 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Participation in our Initial Public Offering

Messrs. Hillebrand, Grotting and Janzen, each of whom is a member of our board of directors, and Mr. Zerella, our Chief Financial Officer, purchased a total of 21,375 shares of our common stock in our initial public offering. The underwriters received the same discount from the sale of the shares of our common stock to these securityholders as they did from any other shares of our common stock sold to the public in that offering.

Put and Call Agreement

On June 9, 2008, Robert Shostak (our co-founder, former member of our board of directors and former Chief Executive Officer and current Chief Technical Officer) and certain holders of our then-outstanding preferred stock, including entities affiliated with our directors, entered into a Put and Call Agreement. We are party to this agreement. The Put and Call Agreement was amended on July 11, 2011. Pursuant to the Put and Call Agreement, each holder who is a party to the agreement has the right to purchase such holder’s pro rata share of certain of Dr. Shostak’s securities at a qualifying change of control or initial public offering of our common stock, and Dr. Shostak has the right to obligate each such holder to purchase such holder’s pro rata share of Dr. Shostak’s securities at a qualifying change of control or initial public offering of our common stock. On April 2, 2012, Dr. Shostak exercised his right under the Put and Call Agreement, which obligates the stockholders who are parties to the agreement, including entities affiliated with our directors, to purchase their pro rata share of an aggregate of 759,246 shares of our common stock beneficially held by Dr. Shostak at a price per share of $17.81. The purchase and sale closed in the Fall of 2012.

Review, approval or ratification of transactions with related parties

Our board of directors recognizes that transactions between our company and persons or entities that may be deemed related persons can present potential or actual conflicts of interest and create the appearance of impropriety. Accordingly, our board has delegated authority for the review and approval of all related person transactions to the governance and nominating committee of our board of directors. We have adopted a Related Person Transactions Policy to provide procedures for reviewing, approving and ratifying any transaction involving our company or any of its subsidiaries in which a 5% or greater stockholder, director, executive officer or members of their immediate family have or will have a material interest as determined by our governance and nominating committee. This policy is intended to supplement, and not to supersede, our company’s other policies that may be applicable to or involve transactions with related persons. The full text of this policy is posted on the investor relations section of our website at www.vocera.com.

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REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of the Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that we specifically incorporate it by reference.

The Audit Committee has reviewed and discussed with our company’s management and PricewaterhouseCoopers LLP our company’s audited consolidated financial statements as of and for the year ended December 31, 2012. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also discussed with PricewaterhouseCoopers LLP the remediated material weakness relating to the design and operation of controls for the preparation of the statement of cash flows, which was previously identified in our company's internal control over financial reporting, and the remediation steps our company's management took to address the material weakness.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our company’s board of directors that the audited consolidated financial statements as of and for the year ended December 31, 2012 be included in our company’s annual report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

John N. McMullen, Chair
Howard E. Janzen
Hany M. Nada

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ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at Next Annual Meeting

Our bylaws provide that, for stockholder nominations to our board of directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Vocera Communications, Inc., 525 Race Street, San Jose, California 95126, Attn: Corporate Secretary.

To be timely for our company’s 2014 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than 5:00 p.m. Pacific Time on February 13, 2014 and not later than 5:00 p.m. Pacific Time on March 15, 2014. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our bylaws. In no event will the public announcement of an adjournment or a postponement of our annual meeting of commence a new time period for the giving of a stockholder’s notice as provided above.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2014 annual meeting must be received by us not later than December 17, 2013 in order to be considered for inclusion in our proxy materials for that meeting. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in 2012.

Available Information

We will mail without charge, upon written request, a copy of our annual report on Form 10-K for the year ended December 31, 2012, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Vocera Communications, Inc.
525 Race Street

San Jose, California 95126
Attn: Investor Relations

The Annual Report is also available at http://investors.vocera.com.

“Householding” — Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

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Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write or call our Investor Relations department at 525 Race Street, San Jose, California 95126, Attn: Investor Relations, telephone number (443) 213-0502.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or our Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

Our board of directors does not presently intend to bring any other business before the meeting and, so far as is known to the board of directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

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vocera

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposal 2.

1. Election of Directors:

	For	Withhold
01 - Jeffrey H. Hillebrand	☐	☐
02 - Hany M. Nada	☐	☐
03 - Brent D. Lang	☐	☐

	For	Against	Abstain
2. Proposal to ratify appointment of independent registered public accounting firm for 2013.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 1 6 1 7 2 4 2

01MHPE

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

vocera

Proxy — Vocera Communications, Inc.

Notice of 2013 Annual Meeting of Shareholders

525 Race Street, San Jose, CA 95126
Proxy Solicited by Board of Directors for Annual Meeting — May 29, 2013

Robert J. Zollars and William R. Zerella, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Vocera Communications, Inc. to be held on May 29, 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)